Exhibit 99.1

Bitcoin Shop Officers and Directors Voluntarily Redeem Equity

Arlington, VA – (Marketwired – October 22, 2014) – Bitcoin Shop, Inc. (OTCQB: BTCS) (“Bitcoin Shop” or the “Company”), operator of the digital currency ecommerce marketplace www.btcs.com, which is undertaking the build-out of a universal digital currency ecosystem, announced today that all of its officers and directors have agreed to the redemption of an aggregate of 12,750,000 shares of their common stock to strengthen the Company’s balance sheet and increase shareholder value.

Charles Allen, Chief Executive Officer of Bitcoin Shop, commented, “We believe bitcoin to be the first major use case of a global decentralized peer-to-peer transaction database technology, often referred to as the “Block chain”.  We further believe that Block Chain technologies are the most disruptive development since the invention of the internet.  We believe the use of bitcoin has the potential to disrupt the payment processing industry dominated by companies such as Visa, MasterCard and American Express who collectively with other major processing companies have an estimated aggregate market capitalization of approximately $400 billion.  Our management team believes this technology is not a passing fad. Bitcoin Shop is fully committed to being a pioneer and leader in the digital currency ecosystem.  Our team is therefore willing to take any and all practical actions necessary to ensure our success and create shareholder value.  In addition to redeeming a portion of our founders equity for the benefit of our public shareholders, as previously announced, management has also entered into lockup agreements for the majority of their remaining held equity until February 5, 2017.”

Details of Voluntary Actions Taken by Officers and Directors to date:

●
All officers and directors voluntarily agreed to the Company’s redemption of an aggregate of 12,750,000 shares of common stock for an aggregate payment of $2,491.  In doing so, the Company will have further flexibility in continuing to strengthen its balance sheet and ultimately add shareholder value.

●	During the third quarter of 2014, the Company exchanged 1,000,000 of its 1,875,000 outstanding warrants for an aggregate of 100,000 shares of the Company’s common stock.

●	As a result of the redemption and warrant exchange discussed above, each shareholder’s ownership percent in the Company has increased by 9.12% on a fully diluted basis.

About Bitcoin Shop, Inc.:
Bitcoin Shop, Inc. plans to build a universal digital currency platform with the goal of enabling users to engage in the digital currency ecosystem through one point of access.  We currently operate our legacy ecommerce website (www.bitcoinshop.us) and are operating our beta site (www.btcs.com) where consumers can purchase products using digital currency such as bitcoin, litecoin and dogecoin, by searching through a selection of over 2 million items. We provide our customers competitive pricing options from over 85 retailers through our “Intelligent Shopping Engine”.  All ecommerce customer orders are fulfilled by third party vendors.  We plan to use our ecommerce platform as a customer on-ramp for a broader digital currency platform.  We have been actively partnering with strategic digital currency companies who have technologies, services or products that are complementary to our business strategy by making investments in them and integrating with them.

Digital currencies use peer-to-peer networks to facilitate instant payments.  They are categorized as cryptocurrencies, as they use cryptography as a security measure.  Digital currency issuances and transactions are carried out collectively by the network, with no central authority, and allow users to make verified transfers.

Forward Looking Statements:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements.  While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release.  These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its virtual currency business contained therein.  Thus, actual results could be materially different.  The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Primary Investor Relations Contact:
Valter Pinto
Capital Markets Group, LLC
(914) 669-0222 or (212) 398-3486
valter@capmarketsgroup.com

Investor Relations:
Jon Cunningham
RedChip Companies, Inc.
(800) 733 2447 ext 107
jon@redchip.com

Media Contact:
Katherine Chang
Transform Public Relations
310-862-6312 (direct)
katherine@transform.pr